Prospectus Supplement No. 5                   Filed Pursuant to Rule 424(b)(3)
July 13, 1999                                 Registration No. 333-58155
(to Prospectus dated July 7, 1998)


                       [LOGO OF OMNIPOINT APPEARS HERE]


     6,500,000 DEPOSITARY SHARES EACH REPRESENTING 1/20 OF A SHARE OF 7% CUMULATIVE CONVERTIBLE PREFERRED STOCK, 325,000 SHARES OF 7% CUMULATIVE CONVERTIBLE PREFERRED STOCK, AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF, OR PAYABLE AS DIVIDENDS ON, THE DEPOSITARY SHARES OR THE 7% CUMULATIVE CONVERTIBLE PREFERRED STOCK

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  This Prospectus Supplement supplements information contained in that certain Prospectus dated July 7, 1998 relating to the potential offer and sale from time to time by (i) the selling stockholders up to 6,500,000 depositary shares (the "Depositary Shares") each representing 1/20 of a share of the 7% Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), liquidation preference $1,000 per share of Preferred Stock (equivalent to $50 per Depositary Share, the "Liquidation Preference"), of Omnipoint Corporation (the "Company"), (ii) up to 325,000 shares of Preferred Stock, and (iii) up to 11,445,123 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock") issuable upon conversion of, or payable as dividends on, the Depositary Shares or the Preferred Stock. The Depositary Shares, the Preferred Stock, and the Common Stock are collectively referred to as the "Securities." The Securities were initially acquired from the Company by Donaldson, Lufkin & Jenrette Securities Corporation, BancAmerica Robertson Stephens, Bear, Stearns & Co., Inc. and Smith Barney, Inc. in May 1998 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

  This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. The Common Stock of the Company is traded under the symbol "OMPT."

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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  The following table supplements the information set forth in the Prospectus under the heading "Selling Stockholders" with respect to certain selling stockholders of Depositary Shares and the number of shares beneficially owned by such holders that may be offered and sold pursuant to the Prospectus, as supplemented, to add the following number of Depositary Shares with respect to the following Selling Stockholders:

NAME OF SELLING STOCKHOLDER                           DEPOSITARY SHARES OWNED      SHARES OF PREFERRED
                                                        AND OFFERED HEREBY       STOCK OWNED AND OFFERED
                                                                                         HEREBY
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Argent Classic Convertible Arbitrage Fund (Bermuda) L.P.        60,300                          0
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SoundShore Holdings Ltd.                                        30,000                          0
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SoundShore Opportunity Holding Fund Ltd.                        20,000                          0
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TQA Vantage Fund, L.P.                                          60,000                          0
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TQA Vantage Plus Fund, Ltd.                                     10,000                          0
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Van Kampen Harbor Fund                                         171,100                          0
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Van Kampen Convertible Securities Fund                          28,900                          0
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TOTAL                                                          380,300                          0
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  Because the Selling Stockholders listed above and in the Prospectus under the caption "Selling Stockholders" may, pursuant to the Prospectus, as supplemented, offer all or some portion of the Depositary Shares, no estimate can be given as to the amount of Depositary Shares or the underlying Preferred Stock that will be held by the Selling Stockholders upon termination of any such sales.

  Furthermore, the Selling Stockholders identified in the table set forth in the Prospectus under the caption "Selling Stockholders" may have sold, transferred or otherwise disposed of all or a portion of their Depositary Shares since the date on which they provided the Company with information regarding their Securities, and the Company has not made any independent inquiries as of the foregoing.

  The Company may from time to time include additional Selling Securityholders and information about such Selling Securityholders' plans of distribution in future supplements to the Prospectus.

  Unless otherwise noted, all information provided in this Prospectus Supplement is as of July 13, 1999.